Exhibit 99.1

Contacts:

Christopher Taylor

781-398-2466

Sandra Schmidt Coombs

781-398-2310

For Immediate Release

Oscient Pharmaceuticals Promotes Mark A. Glickman to Senior Vice President, Sales and Marketing

Waltham, Mass., July 30, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has promoted Mark A. Glickman to Senior Vice President, Sales and Marketing and corporate officer. Mr. Glickman joined Oscient in August 2007 as Vice President of Sales and has been instrumental in the growth of the Company’s lead product, ANTARA® (fenofibrate) capsules.

“Under Mark’s leadership, our sales team has grown the ANTARA brand significantly and established considerable momentum for our flagship brand, helping ANTARA generate a strong year-over-year growth trajectory as well as hit new highs in total prescriptions, new prescriptions and market share in recent weeks,” stated Steven M. Rauscher, President and CEO. “Mark’s extensive cardiovascular experience and understanding of the patient, physician, policy and payor communities are important assets for our Company. As a corporate officer, Mark’s leadership will be an essential component to shaping and executing our corporate growth strategy.”

With more than 20 years of marketing and sales leadership experience, Mr. Glickman was instrumental in helping Kos Pharmaceuticals generate and manage one the highest growth rates in the industry. As Vice President of Sales, he helped establish Kos’ flagship brand, NIASPAN and previously, as Director of Marketing, Mr. Glickman was responsible for the launch of ADVICOR, the second commercial product for Kos.

Following Abbott Laboratories’ acquisition of Kos Pharmaceuticals, Mr. Glickman joined Bayer Healthcare’s Diabetes Care Division as Vice President of Sales. Prior to Kos, he was at Bristol-Myers Squibb as a cardiovascular product manager and senior product manager for PLAVIX and VANLEV, where, during his tenure, he contributed to a $400 million increase in PLAVIX revenue. Mr. Glickman also was employed by Baxter Healthcare as a sales specialist, regional sales manager and then as General Manager of Sales, for a $100 million medical and surgical supply portfolio. Mr. Glickman received his M.B.A. from New York University and a B.A. in Political Science from the State University of New York at Oswego.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

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Glickman Promotion

July 30, 2008

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to the impact of Mr. Glickman’s leadership in the shaping and execution of the Company’s corporate growth strategy. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (c) delays by the FDA or EMEA; and (d) claims against us by third parties, including claims relating to our intellectual property position. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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